EXHIBIT 99.1

AMERICAN ACHIEVEMENT CORPORATION NAMES ALYCE ALSTON PRESIDENT AND CEO

Experienced Brand Builder and Product Innovator to Lead Austin-based American Achievement Corporation to Next Phase of Growth and Development
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AUSTIN, TX – April 19, 2010 – American Achievement Corporation (“AAC”), a leading manufacturer, publisher, and supplier of products and services that recognize and inspire personal achievement and celebrate special moments in life, today announced that Alyce Alston has been named President and Chief Executive Officer.

Ms. Alston has unparalleled experience as an outstanding brand builder, product innovator and dynamic marketing executive.  Throughout her nearly 25-year career, she has led a number of prominent brands across a variety of industries, including O, The Oprah Magazine, De Beers Diamond Jewelers and Reader’s Digest Association.  A change-leader with tremendous strategic vision, Ms. Alston has a track record of successfully launching and developing businesses, and driving both top and bottom-line growth through innovation, product development and the identification of new revenue streams.  Her experience has included jewelry, global magazines and book publishing, tours and catalog businesses, educational print and digital products, as well as music and media – and she has sales expertise in multiple distribution channels including e-commerce and viral marketing, direct mail, telemarketing, retail and internal and independent sales forces.

 “Bringing such a high-caliber and coveted executive as Alyce to AAC to complement an already strong and capable team is a true milestone for the company,” said Gregg Smart, Managing Director of Fenway Partners, the majority owner of AAC.  “AAC has continuously produced strong results and is well positioned to further strengthen its performance.  With Alyce’s unique perspective and deep experience successfully managing high-profile brands and creating innovative digital strategies, we are confident that she will lead AAC and its exceptional in-house talent to achieve continued growth in profitable new directions.  Fenway is committed to helping AAC build upon its strong foundation and fulfill its enormous potential.  Bringing Alyce on board is a very important step of this transformative process as we look to elevate AAC to the next level.”

Ms. Alston commented, “I feel privileged to be joining American Achievement, a company that is capable of significantly raising the industry bar for customer service, quality and product development in a competitive and rapidly evolving marketplace.  This is such an exciting time in AAC’s growth and development.  By implementing strategies that focus on innovation, fresh marketing ideas, and the integration of digital tools and techniques into traditional products and services, I am confident AAC will have a significant market impact in the years ahead.”

Don Percenti, who previously served as the President and CEO of AAC, will continue to serve on the Company’s Board and will become Chairman of AAC, reporting to Ms. Alston and focusing his expertise and attention on sales and partnerships.  Mr. Percenti said, “I am pleased to welcome Alyce to American Achievement.  She is an experienced leader with a track record of successfully infusing new business models into traditional businesses, making her ideally suited to lead AAC during the next phase of its continued growth.”

About Alyce Alston
Alyce Alston joins AAC from Reader’s Digest Association, Inc., where she most recently served as President of Emerging Businesses, responsible for developing and launching new business ventures across the company while revitalizing traditional products through the introduction of digital content and multimedia.  She previously served as President of Home and Garden and Health and Wellness at Reader’s Digest, where she oversaw the operations of 13 brands across diverse businesses that sold its products to multiple generations of consumers.  Prior to joining Reader’s Digest, Ms. Alston served as Chief Executive Officer of De Beers Diamond Jewelers United States, Inc. and also held senior publishing positions at various publications at Condé Nast, News Corporation and Hearst Corporation, including Launch Publisher of O, The Oprah Magazine, the biggest magazine launch in publishing history.  She holds a B.A. from Southern Methodist University and an M.B.A. from Pepperdine University.

About American Achievement
American Achievement Corporation (AAC) is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®, Balfour®, Keepsake®, and Taylor Publishing®, AAC’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products, championship and military products, and affinity jewelry through in-school and retail distribution. For more information, visit www.AmericanAchievementCorp.com.

About Fenway Partners
Fenway Partners is a middle market private equity firm based in New York with approximately $1.6 billion under management. Fenway invests in profitable businesses with significant upside potential. Fenway companies typically have leading franchises and operate in two core industry segments, branded consumer products and transportation/logistics. With significant knowledge and success investing in these industries, Fenway has built a strong reputation for its hands on approach to supporting portfolio companies. Fenway’s current portfolio includes: 1-800-CONTACTS (the leading direct-to-consumer distributor of contact lenses); American Achievement Corporation; Coach America (largest operator of motorcoach buses); Easton Bell Sports (performance sporting goods); Fastfrate (Canadian-based logistics services); Panther Expedited Services (expedited ground and air solutions); Preferred Freezer (operator of frozen public warehouses); Refrigerated Holdings (temperature-controlled warehouse services); and RoadLink (intermodal logistics). For further information about Fenway Partners, please visit www.fenwaypartners.com.

Media Contacts:
Brooke Gordon/Jonathan Doorley
Sard Verbinnen & Co
(212) 687-8080
jdoorley@sardverb.com
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